Exhibit 10.24
FGX INTERNATIONAL HOLDINGS LIMITED
500 GEORGE WASHINGTON HIGHWAY
SMITHFIELD, RHODE ISLAND 02917
June 21, 2007
Brian Lagarto
16 Barberry Hill Road
Cumberland, RI 02864
Dear Brian:
Reference is hereby made to that certain (i) Shareholders’ Agreement (the “Shareholders’ Agreement”) dated as of September 29, 2004 among FGX International Holdings Limited (f/k/a Envision Worldwide Holdings Limited), a British Virgin Islands business company (the “Company”), you and the other shareholders of the Company, and (ii) Amended and Restated Employment Agreement (the “Employment Agreement”) dated as of August 15, 2005, by and among FGX International Inc., a Delaware corporation, you and, solely with respect to Section 13 of the Employment Agreement, AAi.FosterGrant, Inc.
On April 27, 2007, you terminated your employment with the Company without Good Reason (as such term is defined in the Employment Agreement). On such date you were, and on the date hereof you are, the owner of 0.8240245 shares of the Company.
In accordance with, and pursuant to, Section 3.1 of the Shareholders’ Agreement, the Company hereby notifies you that it is exercising its option to purchase all 0.8240245 shares of the Company held by you (the “Redemption Shares”) at a price of $75,810.25 (the “Redemption Price”). The Redemption Price was determined based on a valuation of $92,000 per Share in accordance with Section 3.1 of the Shareholders’ Agreement.
In order to receive the Redemption Price for your Redemption Shares (such payment, the “Redemption Payment”), please countersign this letter in the space provided below and return it to Jeff Giguere at the Company’s address set forth above along with Certificate No. 8 representing all of the Redemption Shares (with the stock power thereon duly executed by you in blank) as soon as possible but no later than July 21, 2007. The Company will then promptly forward to you a check in the amount of the Redemption Price.
By countersigning this letter and accepting the Redemption Payment for your Redemption Shares, you hereby represent, warrant, acknowledge and agree as follows:
(1)	You are the record and beneficial owner of the Redemption Shares and that the Redemption Shares are not subject to any lien or encumbrance and you agree to indemnify and hold the Company and/or its designees harmless against any breach thereof.

(2)	You, on your behalf and on behalf of your successors, assigns, agents, heirs, executors, personal representatives, trustees and legal representatives, hereby voluntarily and irrevocably release and forever discharge the Company and any and all related entities, subsidiaries, and subdivisions, joint ventures, partnerships, and affiliated companies, as well as their respective current and former officials, directors, officers, board members, shareholders, agents, supervisors, employees, attorneys, predecessors or successors in interest, assigns, insurers or other representatives, both in their official and individual capacities (collectively referred to herein as the “Releasees”), from and against any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, liabilities, bills, specialties, covenants, contracts, negligence, controversies, agreements, promises, variances, trespasses, executions, claims and demands whatsoever, in law, equity or otherwise, whether known or unknown, whether or not concealed or hidden, absolute or contingent, liquidated or unliquidated, which you had, may have had, now have or can, shall or may have against the Releasees, upon or by any reason of any matter, cause or thing whatsoever, including, but not limited to, your employment with or ownership of any equity interest in the Company, or any matter whatsoever relating to any of the foregoing, from the beginning of the world to the date you countersign this letter, other than any amounts owed to you in connection with any Company affiliated retirement benefit plan existing under Section 401 of the Internal Revenue Code or any Company affiliated deferred compensation plan. You further represent that you have not previously sold, transferred, conveyed, exchanged or otherwise disposed of any claims you may have against the Releasees.
This letter shall constitute a Redemption Notice under Section 3.1 of the Shareholders’ Agreement and is being delivered to you within 90 days following the termination of your employment.
Very truly yours,
/s/ ALEC TAYLOR
Alec Taylor
Chief Executive Officer
Acknowledged and Agreed
this 22nd day of June, 2007
/s/ BRIAN LAGARTO
Brian Lagarto